================================================================================





                               PURCHASE AGREEMENT


                           DATED AS OF APRIL 30, 1997


                                      Among


                                 CONSECO, INC.,

                         LEUCADIA NATIONAL CORPORATION,

                   CHARTER NATIONAL LIFE INSURANCE COMPANY,

                           COLONIAL PENN GROUP, INC.,

                          COLONIAL PENN HOLDINGS INC.,

                         LEUCADIA FINANCIAL CORPORATION,

                       INTRAMERICA LIFE INSURANCE COMPANY,

                  COLONIAL PENN FRANKLIN INSURANCE COMPANY,

                                       and

                         COLONIAL PENN INSURANCE COMPANY


                           with respect to all of the
                          outstanding capital stock of


                       PROVIDENTIAL LIFE INSURANCE COMPANY

                                       and

                      COLONIAL PENN LIFE INSURANCE COMPANY

                                       and

                              certain other assets





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NYFS04...:\30\76830\0226\1980\AGR3317U.00L

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                           SALE OF SHARES AND CLOSING

         1.1      Purchase and Sale of Shares..............................  2
         1.2      Purchase Price...........................................  2
         1.3      Closing..................................................  2

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         2.1      Organization, Standing and Corporate Power...............  4
         2.2      Capital Structure........................................  5
         2.3      Authority; Noncontravention..............................  5
         2.4      Financial Statements.....................................  6
         2.5      No Undisclosed Liabilities...............................  7
         2.6      Absence of Certain Changes or Events.....................  7
         2.7      Taxes....................................................  9
         2.8      Absence of Changes in Benefit Plans...................... 11
         2.9      Benefit Plans............................................ 11
         2.10     Compliance with Applicable Laws.......................... 13
         2.11     Litigation............................................... 15
         2.12     Assets and Properties.................................... 15
         2.13     Contracts................................................ 16
         2.14     Insurance................................................ 17
         2.15     Brokers and Advisors..................................... 17
         2.16     Intellectual Property.................................... 18
         2.17     Insurance Issued by CPL and PLI.......................... 18
         2.18     Actuarial Studies........................................ 19
         2.19     Threats of Cancellation.................................. 19
         2.20     Labor Matters............................................ 20
         2.21     Person Authorized to Act................................. 20
         2.22     Accuracy of Information.................................. 20
         2.23     Investment Intent........................................ 20
         2.24     Environmental Matters.................................... 21
         2.25     Statutory Surplus; No Dividends.......................... 21

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         3.1      Organization, Good Standing and Corporate
                  Power.................................................... 21


                                       (i)

         3.2      Authority; Noncontravention.............................. 22
         3.3      SEC Documents............................................ 23
         3.4      Absence of Certain Changes or Events..................... 23
         3.5      Litigation............................................... 24
         3.6      Brokers.................................................. 24
         3.7      Purchase for Investment.................................. 24
         3.8      No Regulatory Disqualifiers.............................. 24
         3.9      Accuracy of Information.................................. 24

                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

         4.1      Access to Information; Confidentiality................... 25
         4.2      Commercially Reasonable Efforts.......................... 25
         4.3      Public Announcements..................................... 25
         4.4      Consents, Approvals and Filings.......................... 26
         4.5      Tax Matters.............................................. 26
         4.6      Employee Benefit Matters................................. 31
         4.7      Reinsurance of Certain Health Insurance
                  Policies................................................. 32
         4.8      Intramerica Reinsurance.................................. 32
         4.9      Intercompany Agreements.................................. 33
         4.10     Limited License; Trademark Ownership and
                  Protection: Change of Name............................... 35
         4.11     Standby L/C.............................................. 36
         4.12     Hiring of Employees...................................... 36
         4.13     Marketing Database....................................... 36
         4.14     Leucadia Stock Options................................... 36
         4.15     Resignations of Directors................................ 36

                                    ARTICLE V

          COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO CLOSING

         5.1      Conduct of Business by the Companies..................... 37
         5.2      Other Actions............................................ 39

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         6.1      Conditions to Each Party's Obligation To
                  Consummate Transactions.................................. 40
         6.2      Conditions to Obligations of the Purchaser............... 40
         6.3      Conditions to Obligations of the Sellers................. 41



                                      (ii)

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         7.1      Termination.............................................. 42
         7.2      Effect of Termination.................................... 42

                                  ARTICLE VIII

                             SURVIVAL OF PROVISIONS

         8.1      Survival................................................. 42

                                   ARTICLE IX

                                 INDEMNIFICATION

         9.1      Indemnification by Sellers............................... 43
         9.2      Indemnification by the Purchaser......................... 43
         9.3      Limitations on Indemnification........................... 43
         9.4      Notice of Defense of Claims.............................. 45

                                    ARTICLE X

                                     NOTICES
         10.1     Notices.................................................. 46

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1     Entire Agreement......................................... 47
         11.2     Expenses................................................. 48
         11.3     Counterparts............................................. 48
         11.4     No Third Party Beneficiary............................... 48
         11.5     Governing Law............................................ 48
         11.6     Amendments and Supplements............................... 48
         11.7     Assignment; Binding Effect............................... 48
         11.8     Enforcement.............................................. 49
         11.9     Headings, Gender, etc.................................... 49
         11.10    Invalid Provisions....................................... 50
         11.11    Revisions to Certain Exhibits............................ 50



                                      (iii)

                               PURCHASE AGREEMENT


      THIS PURCHASE AGREEMENT (this "Agreement") is made and entered into this 30th day of April, 1997 by and among Conseco, Inc., an Indiana corporation (the "Purchaser"), Leucadia National Corporation, a New York corporation ("Leucadia"), Charter National Life Insurance Company, a Missouri corporation and wholly-owned subsidiary of Leucadia ("Charter"), Colonial Penn Group, Inc., a Delaware corporation and wholly-owned subsidiary of Charter ("CPG"), Colonial Penn Holdings Inc., a Delaware corporation and wholly-owned subsidiary of CPG ("CP Holdings", together with Leucadia, Charter and CPG, the "Sellers"), Leucadia Financial Corporation, a Utah corporation ("Leucadia Financial"), Intramerica Life Insurance Company, a New York corporation ("Intramerica"), Colonial Penn Franklin Insurance Company, a Pennsylvania corporation ("CPF"), and Colonial Penn Insurance Company, a Pennsylvania corporation ("CPI").

      WHEREAS, Leucadia owns all of the issued and outstanding shares of the common stock, par value $100 per share ("PLI Common Stock"), of Providential Life Insurance Company, an Arkansas corporation ("PLI") and CP Holdings owns all of the issued and outstanding shares of common stock, par value $10 per share ("CPL Common Stock"), of Colonial Penn Life Insurance Company, a Pennsylvania corporation ("CPL", and together with CPL's subsidiary, CP Real Estate Services Corp. ("CP Real Estate"), and PLI and PLI's subsidiaries, U.S. Insurance Marketing, Inc. ("U.S. Insurance") and Eagle Mortgage Company ("Eagle"), the "Companies"); and

      WHEREAS, Leucadia desires to sell all of the issued and outstanding shares of PLI Common Stock and CP Holdings desires to sell all of the issued and outstanding shares of CPL Common Stock to the Purchaser, and the Purchaser desires to purchase all of the issued and outstanding shares of PLI Common Stock and CPL Common Stock from Leucadia and CP Holdings, respectively, on the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, in connection with the sale of the shares of PLI Common Stock and the shares of CPL Common Stock, the Sellers, Leucadia Financial, Intramerica, CPF, CPI and the Purchaser desire to consummate certain reinsurance transactions, certain contract assignments, and certain other transactions on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                                    ARTICLE I

                           SALE OF SHARES AND CLOSING

      1.1 Purchase and Sale of Shares. Subject to the terms and conditions, and in reliance upon the representations and warranties, set forth in this Agreement, Leucadia agrees, and Leucadia, Charter and CPG agree to cause CP Holdings to agree, to sell all of the issued and outstanding shares of PLI Common Stock and CPL Common Stock, respectively, to the Purchaser, and the Purchaser agrees to purchase all of the issued and outstanding PLI Common Stock and CPL Common Stock from Leucadia and CP Holdings, respectively.

      1.2 Purchase Price. The consideration for (i) the shares of PLI Common Stock, (ii) the shares of CPL Common Stock, (iii) the reinsurance transactions described in Sections 4.7 and 4.8 and (iv) the contract assignments described in
Section 4.9(b) will equal $460,000,000 (the "Purchase Price"). The Purchase Price shall be allocated and payable in the manner and form set forth on Annex A hereto.

      1.3   Closing.

      (a) Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction and waiver of the conditions set forth in Article VI, the closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m., New York time, on the second business day after satisfaction of the conditions set forth in Section 6.1 (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another date, time or place is agreed to in writing by the Purchaser and the Sellers.

      (b) At the Closing, in accordance with Annex A hereto, the Purchaser (i) shall pay $12,000,000 of the Purchase Price to Leucadia by wire transfer of immediately available funds to such account as Leucadia specifies to the Purchaser; (ii) shall pay $400,000,000 of the Purchase Price to CP Holdings by executing and delivering to CP Holdings eight (8) promissory notes, each of which shall be in a principal amount of $50 million and all of which together shall be in an aggregate principal amount equal to $400,000,000, each of which promissory notes shall be in the form of Exhibit A attached hereto (each a "Purchaser Note") and each of which shall be fully supported at all times prior to the irrevocable payment in full of such Purchaser Note by a non-transferable (except together with such Purchaser Note), irrevocable standby letter of credit (which may be drawn upon in accordance with the terms thereof) substantially in the form of Exhibit B attached hereto issued for the benefit of CP Holdings by at least eight (8) commercial banks, each of which is acceptable to Leucadia (a "Qualified Bank") such standby letter of credit being referred to as a "Standby L/C"); (iii) shall pay, or cause to be paid, $20,000,000 of the Purchase Price to Leucadia Financial by wire transfer of immediately available funds to such account as Leucadia specifies to the Purchaser; (iv) shall pay $3,000,000 of the Purchase Price to CPF (or, to Leucadia or a subsidiary of Leucadia as Purchaser shall be directed by Leucadia if Leucadia shall have sold CPF prior to the Closing) by wire transfer of immediately available funds to such account as Leucadia specifies to the Purchaser; (v) shall pay $25,000,000 of the Purchase Price to Intramerica by wire transfer of immediately available funds to such account as Leucadia specifies to the Purchaser; and (vi) shall execute and deliver to Leucadia (for Leucadia and, as applicable, Leucadia Financial, CP Holdings and Intramerica), Leucadia Financial, CP Holdings and Intramerica such documents and instruments required to be executed and delivered by the Purchaser under the terms of this Agreement. Purchaser may, at its election, substitute for the eight Standby L/Cs, one master standby letter of credit (the "Master Standby L/C"), which Master Standby L/C shall fully support each Purchaser Note. The Master Standby L/C shall be issued by at least eight Qualified Banks which shall participate therein in accordance with their respective commitments. The participation of each Qualified Bank shall be for no more than one-eighth of the aggregate amount specified to be supported by all of the Standby L/Cs. The Master Standby L/C shall be in such form as shall in substance provide to CP Holdings equivalent rights as CP Holdings would have received had Purchaser not made this election. If Purchaser elects to deliver the Master Standby L/C in accordance with the terms hereof, all references to any Standby L/C's in this Agreement shall be deemed to refer to such Master Standby L/C.

      (c) At the Closing, Leucadia shall execute and deliver, or cause to be executed and delivered, to the Purchaser (for the Purchaser and, as applicable, the Purchaser's NY Affiliate) (A) a certificate or certificates representing all of the issued and outstanding shares of PLI Common Stock, accompanied by duly executed stock powers, (B) a certificate or certificates representing all the issued and outstanding shares of CPL Common Stock, accompanied by duly executed stock powers, and (C) such documents and instruments required to be executed and delivered by any of the Sellers or Leucadia Financial, Intramerica, CPF or

CPI under the terms of this Agreement including the NY Reinsurance Treaty (as defined in Section 4.8(a)) and the Non-NY Reinsurance Treaty (as defined in
Section 4.8(b)).


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

      Each of the Sellers hereby represents and warrants to the Purchaser as follows:

      2.1 Organization, Standing and Corporate Power. Each of the Sellers and the Companies is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction set forth opposite such entity's name in Section 2.1 of the disclosure schedule dated the date hereof and delivered concurrently herewith by the Sellers to the Purchaser (the "Seller Disclosure Schedule") and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Sellers and the Companies is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing does not have a material adverse effect on (i) the business, financial condition or results of operations of the Companies, taken as a whole (a "Company Material Adverse Effect"), (ii) the legal ability of Sellers to consummate the transactions contemplated by this Agreement or (iii) the validity or enforceability of this Agreement. For purposes of this definition, in determining whether a Company Material Adverse Effect has occurred, the insurance business of each of CPI, CPF and Intramerica being reinsured pursuant to the reinsurance agreements required under Article IV hereof (the "Reinsured Businesses") shall be treated as if such Reinsured Businesses had been conducted by the Companies taken as a whole at the date of this Agreement. For avoidance of doubt, it is the intention of the parties hereto that the Reinsured Businesses are part of the business being sold to Purchaser and shall be treated as if such had been added to the business, financial condition or results of operations of the Companies taken as a whole. The Sellers have delivered to the Purchaser complete and correct copies of the articles or certificate of incorporation and bylaws of each of the Sellers and the Companies, as amended through the date hereof.

      2.2   Capital Structure.

            (a) Section 2.2 of the Seller Disclosure Schedule contains a true and complete list of the authorized, issued, and outstanding capital stock of each of the Companies.

            (b) All issued and outstanding shares of capital stock of PLI and of its two subsidiaries are duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights, and are owned beneficially and (with respect to PLI only) of record by Leucadia, free and clear of any lien, security interest, mortgage, charge, pledge, claim or encumbrance of any kind or nature whatsoever (a "Lien") other than those Liens disclosed in Section
2.2 of the Seller Disclosure Schedule. All issued and outstanding shares of capital stock of CPL are duly authorized, validly issued, fully paid, non-assessable and not subject to preemptive rights, and are owned beneficially and of record by CP Holdings, free and clear of any Lien.


            (c) No bonds, debentures, notes or other indebtedness of any of the Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of such Company may vote are issued or outstanding. None of the Companies has any outstanding option, warrant, subscription or other right, agreement or commitment which either (i) obligates such Company to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of such Company or (ii) restricts the transfer of the PLI Common Stock or CPL Common Stock.

            (d) PLI owns 100% of the outstanding capital stock of U.S. Insurance and Eagle, and CPL owns 100% of the outstanding capital stock of CP Real Estate all of which is owned free and clear of any Lien.

      2.3 Authority; Noncontravention. Each of the Sellers has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each Seller and the consummation by each Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller and, assuming that this Agreement constitutes a valid and binding agreement of the Purchaser, constitutes a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except to the extent that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at Law (as hereinafter defined) or in equity). Except as disclosed in Section 2.3 of the Seller Disclosure Schedule, the execution and delivery of this Agreement by the Sellers do not, and the consummation by the Sellers of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) conflict with any of the provisions of the articles or certificate of incorporation or by-laws of any Seller or Company, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which any Seller or Company is a party or by which any Seller or Company or any material portion of its assets is bound, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, statute, ordinance, or regulation of the United States of America or any state, commonwealth, city, county, municipality or other political subdivision thereof (collectively, "Law") or any order, writ, judgment, injunction, decree, determination or award currently in effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency, department, commission, board, bureau, regulatory authority or instrumentality ("Governmental Entity") which has not been received or made is required by or with respect to any Seller or Company in connection with the execution and delivery of this Agreement by the Sellers or the consummation by the Sellers of any of the transactions contemplated by this Agreement, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (ii) the consents, filings and/or notices required under the insurance laws of the jurisdictions set forth in Section 2.3 of the Seller Disclosure Schedule, and
(iii) such other consents, approvals, authorizations, filings or notices of which the failure to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

      2.4   Financial Statements.

      (a) The Sellers have previously delivered to the Purchaser true and complete copies of the Annual Statement (including without limitation the Annual Statements of any separate accounts) for the years ended December 31, 1996 and 1995, together with all exhibits and schedules thereto, and any actuarial opinion, affirmation or certification filed in connection therewith, of each of CPL and PLI (each a "Company Annual Statement"), as filed with the insurance regulatory authority in the state in which such Company is domiciled (an "Insurance Regulator"). Each such Company Annual Statement was prepared in conformity with the NAIC annual statement instructions and the accounting practices and procedures manuals ("SAP"), presents fairly, in all material respects, to the extent required by and in conformity with SAP, the statutory assets, and statutory liabilities, surplus and other funds, of such Company at the date thereof and the summary of operations, changes in capital and surplus and cash flow of such Company for the period then ended, and was correct in all material respects when filed and there were no material omissions therefrom when filed. No deficiencies or violations have been asserted in writing by any Insurance Regulator which have not been cured or otherwise resolved to the satisfaction of such Insurance Regulator and which have not been disclosed in writing to Purchaser prior to the date of this Agreement, other than those which would not have a Company Material Adverse Effect.

      (b) The Sellers have previously delivered to the Purchaser true and complete copies of the unaudited trial balances of CP Real Estate as at December 31, 1995 and 1996 (the "CP Real Estate Financials"). The foregoing CP Real Estate Financials are true and complete in all material respects and fairly presents the financial position of CP Real Estate.

      2.5 No Undisclosed Liabilities. Except as disclosed in Section 2.5 of the Seller Disclosure Schedule, there is no liability against, relating to, or affecting any of the Companies that is of the type required to be disclosed on a balance sheet prepared in accordance with SAP (or generally accepted accounting principles with respect to CP Real Estate), except (i) liabilities disclosed in such Company's Company Annual Statement or the CP Real Estate Financials, (ii) policyholder benefits payable, or other liabilities incurred since December 31, 1996, in the ordinary course of business, consistent with past practice and
(iii) liabilities that would not have a Company Material Adverse Effect.

      2.6 Absence of Certain Changes or Events. Except as disclosed in Section
2.6 of the Seller Disclosure Schedule or as contemplated or otherwise permitted by this Agreement and except for changes resulting from events, conditions, or effects of an industry-wide or national scope, since December 31, 1996, each of the Companies has conducted its business only in the ordinary course and there has not been (i) any change which would have a Company Material Adverse Effect;
(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the PLI Common Stock or the CPL Common Stock; (iii) any split, combination or reclassification of any of the PLI Common Stock or the CPL Common Stock, any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the PLI Common Stock or the CPL Common Stock or any direct or indirect redemption, purchase or other acquisition by the Companies of any such stock or of any interest in or right to acquire any such stock; (iv) (A) any granting by any of the Companies to any officer of such Company of any increase in compensation, (B) any granting by any of the Companies to any such officer of any increase in severance or termination pay, or (C) any entry by any of the Companies into any employment, severance or termination agreement with any such officer, (v) any change in accounting methods, principles or practices by any of the Companies affecting its assets, liabilities or business, except insofar as such change may have been required by a change in SAP and would not have a Company Material Adverse Effect; (vi) any Lien created on or in any of the assets and properties of any Company, or assumed by any Company with respect to any of such assets and properties, which Lien relates to liabilities individually or in the aggregate exceeding $50,000 for all such companies; (vii) any prepayment of any liabilities individually or in the aggregate exceeding $50,000; (viii) any liability involving the borrowing of money by any of the Companies in an amount in excess of $50,000; (ix) any liability incurred by any of the Companies in any transaction (other than pursuant to any insurance or annuity Contract) not involving the borrowing of money, in an amount in excess of $50,000 except in the ordinary course of business and consistent with past practices for such companies; (x) any damage, destruction, or other casualty (whether or not covered by insurance) affecting any of the assets and properties of any of the Companies which damage, destruction, or loss individually exceeds $250,000 or the result of which individually exceeds $250,000; (xi) any work stoppage, strike, labor difficulty, or (to the best knowledge of Sellers) union organizational campaign (in process or threatened) at or affecting any of the Companies; (xii) any material payment, discharge, or satisfaction by any of the Companies of any Lien or liability other than Liens or liabilities that (i) were paid, discharged, or satisfied since December 31, 1996 in the ordinary course of business and consistent with past practice, or (ii) were paid, discharged or satisfied as required under this Agreement; (xiii) any cancellation of any liability in excess of an aggregate of $50,000 owed to any of the Companies by any other Person; (xiv) any write-off or write-down of, or any determination to write off or down any of, the assets and properties of any of the Companies or any portion thereof, except for write-offs or write-downs that do not exceed $50,000 individually or $100,000 in the aggregate for all such Companies; (xv) except for securities held for investment, any sale, transfer, or conveyance of any assets and properties, of any of the Companies with an individual book value or with an aggregate book value in excess of $50,000, except as contemplated in this Agreement, and except in the ordinary course of business and consistent with past practice for each such Company;
(xvi) any amendment, termination, waiver, disposal, or lapse of, or other failure to preserve, any license or other form of authorization of any of the Companies (except as indicated on Section 2.6 of the Seller Disclosure Schedule), which is material to the conduct of the business of the Companies, taken as a whole; (xvii) any material loan or material advance to any Seller, any affiliate of the Companies, Seller or any of the directors, officers, employees, consultants, agents or other representatives of any Sellers or any Company; (xviii) any material amendment of, or any failure to perform all of its material obligations under, or any material default under, or any waiver of any material right under, or any termination (other than on the stated expiration date) of any contract that involves or reasonably would involve the annual expenditure or receipt by any of the Companies of more than $50,000; (xix) any amendment to the articles or certificate of incorporation or by-laws of any of the Companies; (xx) any termination (other than on the stated expiration date), amendment, or execution by any of the Companies of any material reinsurance, material coinsurance, or other similar material contract, as ceding or assuming insurer; (xxi) any expenditure or commitment for additions to property, plant, equipment or other tangible or intangible capital assets of any of the Companies, except for any expenditure or commitment that does not exceed $50,000 individually or $100,000 in the aggregate; (xxii) any material modification in any material compensation contract entered into with insurance agents; (xxiii) any material increase in the promotional expenses undertaken with respect to direct response lines of insurance offered by any of the Companies; or (xxiv) any contract to take any of the actions described in this Section 2.6 other than actions expressly permitted under this Section 2.6.

      2.7   Taxes.

      (a) Except as disclosed in Section 2.7 of the Seller Disclosure Schedule, each of the Companies has filed all Tax Returns (as hereinafter defined) required to be filed by it on or prior to the date hereof or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired except to the extent that such failures to file or to have extensions granted that remain in effect, individually and in the aggregate, would not have a Company Material Adverse Effect. All Tax Returns filed by any of the Companies are complete and accurate except to the extent that such failure to be complete and accurate would not have a Company Material Adverse Effect. Each of the Companies has paid (or has had paid on its behalf) all Taxes (as hereinafter defined) shown due on such Company's returns, and liabilities and reserves for Taxes reflected on the Company Annual Statements and the CP Real Estate Financials are adequate in all material respects for Taxes payable by the Companies for all taxable periods and portions thereof accrued through December 31, 1996.

      (b) Except as set forth on Section 2.7 of the Seller Disclosure Schedule, no deficiencies for any Taxes (as hereinafter defined) have been proposed, asserted or assessed in writing against any of the Companies that are not adequately reserved for in accordance with SAP or GAAP, as appropriate, except for deficiencies that, individually or in the aggregate, would not have a Company Material Adverse Effect, and no written requests for waivers of the time to assess any such Taxes have been granted or are pending. Except as disclosed in Section 2.7 of the Seller Disclosure Schedule, the material Tax Returns of the Companies for all years prior to 1993 have been examined by and settled with the applicable Governmental Entity, or the statute of limitations on assessment or collection of Taxes due in respect of such Tax Returns from the Companies has expired.

      (c) As used in this Agreement, "Taxes" shall include all United States federal, state,local and foreign income, property, premium, sales, excise, employment, payroll, withholding and other taxes, tariffs or governmental charges of any nature whatsoever and any interest, penalties and additions to taxes relating thereto. As used in this Agreement, "Tax Returns" shall include any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection, or administration of any taxes.

      (d) Neither PLI nor CPL have agreed, been requested to, has an application pending or is required to make any adjustment under Section 481(a) of the Code.

      (e) No intercompany tax payment made by PLI or CPL to the Seller or any affiliate of the Seller will be for any amounts relating to years prior to 1997.

      (f) The Company has no contracts outstanding which fail to qualify as life insurance under the provisions of Section 7702 of the Code on which material accumulated income has not been reported to policyholders, except such failure which does not create a Company Material Adverse Effect. There are no contracts outstanding which are modified endowment contracts as defined in Section 7702A of the Code with respect to which the Companies' material reporting obligations have not been satisfied, except such failure to satisfy which does not create a Company Material Adverse Effect.

      2.8 Absence of Changes in Benefit Plans. Except as disclosed in Section
2.8 of the Seller Disclosure Schedule, since December 31, 1996, there has not been any adoption or amendment by any of the Companies of any collective bargaining agreement or any Benefit Plan (as defined in Section 2.9). Except as disclosed in Section 2.8 of the Seller Disclosure Schedule, there exist no written employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between any of the Companies and any current or former employee, officer or director of any such Company.

      2.9   Benefit Plans.

      (a) None of the Companies maintains, administers or contributes to: (1) any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Plan")), including, without limitation, any multiemployer plan as defined in Section 3(37) of ERISA ("Multiemployer Plan") or (2) any bonus, deferred compensation, performance compensation, stock purchase, stock option, stock appreciation, severance, salary continuation, vacation, sick leave, holiday pay, fringe benefit, personnel policy, reimbursement program, incentive, insurance, welfare or similar plan, program, policy or arrangement ("Benefit Plan"), other than those Plans and Benefit Plans described in Section 2.9 of the Seller Disclosure Schedule. All Plans and Benefit Plans and all related trust agreements or annuity contracts (or related trust instruments) comply in all material respects with and are and have been operated in all material respects in accordance with ERISA, the Code, other Federal statutes, state law and the regulations and rules promulgated pursuant thereto or in connection therewith. Except as described in
Section 2.9 of the Seller Disclosure Schedule, no withdrawals have occurred so as to cause any Plan to become subject to the provisions of Section 4063 of ERISA, nor have any of the Companies ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which any of the Companies made contributions during the six (6) years prior to the date hereof nor ceased operations at a facility so as to become subject to Section 4062(e) of ERISA. True and complete copies of each Plan, Benefit Plan, related trust agreements, annuity contracts, determination letters, summary plan descriptions, annual reports on Form 5500 and Form 990, if any, will be made available to Purchaser. None of the Companies has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC"), including as a result of the voluntary or involuntary termination of any Plan which is subject to Title IV of ERISA. There is currently no active filing by any of the Companies with the PBGC (and no proceeding has been commenced by the PBGC and no condition exists and no event has occurred that could constitute grounds for the termination of any Plan by the PBGC) to terminate any Plan which is subject to Title IV of ERISA and which has been maintained or funded, in whole or in party, by any of the Companies. None of the Companies has ever contributed to or been obligated to contribute to a Multiemployer Plan.

      (b) Except as disclosed in Section 2.9 of the Seller Disclosure Schedule, there has been no reportable event, as defined in Section 4043(b) of ERISA, nor has there been any event which would require a report to the PBGC, Department of Labor or Internal Revenue Service under ERISA or the Code (other than summary plan descriptions and annual reports filed in the normal course), with respect to any Plan or any Benefit Plan for which notice has not been waived by rule or regulation. Except as disclosed in Section 2.9 of the Seller Disclosure Schedule, none of the Companies has any liability to the PBGC (other than any liability for insurance premiums not yet due to the PBGC), to any present or former participant in or beneficiary of any Plan or Benefit Plan, or any beneficiary of any such participant or beneficiary (except with respect to normal benefits due under any Plan or Benefit Plan), or to any Plan or Benefit Plan (except with respect to normal funding obligations). Except as disclosed in
Section 2.9 of the Seller Disclosure Schedule, no event, fact or circumstance has arisen or occurred that has, subject only to the exceptions in the preceding sentence, resulted in or may reasonably be expected to result in any such liability or a claim against any of the Companies by the PBGC, by any present or former participant in or any beneficiary of any Plan or Benefit Plan (or any beneficiary of any such participant or beneficiary), or by any such Plan or Benefit Plan. Except as disclosed in Section 2.9 of the Seller Disclosure Schedule, (1) no filing has been or will be made by any of the Companies in connection with the complete or partial termination of any Plan, (2) no complete or partial termination of any Plan has occurred or, as a result of the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, will occur, except as otherwise disclosed in
Section 2.9 of the Seller Disclosure Schedule, and (3) none of the Companies has engaged in any transaction, within the meaning of Section 4069 of ERISA.

      (c) The actuarial assumptions utilized, where appropriate, in connection with determining the funding of each Plan which is a defined benefit pension plan (as set forth in the actuarial report for such Plan) are reasonable. A copy of the latest such actuarial report has been previously furnished to the Purchaser. Based on such actuarial assumptions, as of December 31, 1996, the fair market value of the assets or properties held under each such Plan exceeds the actuarially determined present value of all accrued benefits of such Benefit Plan (whether or not vested) determined on an ongoing Plan basis.

      (d) Except as disclosed in Section 2.9 of the Seller Disclosure Schedule, there are no pending or, to the knowledge of the Sellers, threatened actions, suits, investigations or other proceedings by any present or former participant or beneficiary under any Plan or Benefit Plan (or any beneficiary of any such participant or beneficiary) involving any Plan or Benefit Plan or any rights or benefits under any Plan or Benefit Plan other than ordinary and usual claims for benefits by participants or beneficiaries thereunder. There is no writ, judgment, decree, injunction or similar order of any court, governmental or regulatory authority, or other similar Person outstanding against or in favor of any Plan or Benefit Plan or any fiduciary thereof.

      (e) Except as disclosed in Section 2.9 of the Seller Disclosure Schedule, none of the Companies maintains or contributes to any Benefit Plan which provides, or has any liability or obligation to provide, life insurance, medical or other employee welfare benefits to any employee (or his beneficiary) upon such employee's retirement or termination of employment except as may be required by federal, state or local laws, rules or regulations, and none of the Companies has ever represented, promised or contracted to or with any employee or former employee that such employee or former employee would be provided life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by federal, state or local laws, rules or regulations.

      2.10  Compliance with Applicable Laws.

      (a) Each of the Companies has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its assets and to carry on its business in all material respects as now conducted, and, to the knowledge of the Sellers, there has occurred no default under any such Permit, except where the failure to have such Permits in effect or the default under such Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as disclosed in
Section 2.10(a) of the Seller Disclosure Schedule, each of the Companies is in compliance in all material respects with all applicable Laws, except where non-compliance with such Laws would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as disclosed in Section 2.10(a) of the Seller Disclosure Schedule and except for routine examinations by Insurance Regulators, to the knowledge of the Sellers, no investigation by any Governmental Entity with respect to any of the Companies is pending or threatened.

      (b) Except as disclosed in Section 2.10(b) of the Seller Disclosure Schedule, (i) each of the Companies (exclusive of its agents) and, to the knowledge of the Sellers, its agents have marketed, sold and issued products of such Company in compliance, in all material respects, with all Laws applicable to the business of such Company in the respective jurisdictions in which such products have been sold, except where the failure to do so, individually or in the aggregate, has not had or would not reasonably be expected to have, a Company Material Adverse Effect, (ii) there are (A) to the knowledge of the Sellers, no claims asserted, (B) no actions, suits, investigations or proceedings by or before any court or other Governmental Entity or (C) no investigations by or on behalf of any Company ((A), (B) and (C) being collectively referred to as "Actions") pending or, to the knowledge of the Sellers, threatened, against or involving any of the Companies, or, to the knowledge of the Sellers, any of its agents that include allegations that any of the Companies or any of its agents were in violation of or failed to comply with such Laws, and, to the knowledge of the Sellers, no facts exist which would reasonably be expected to result in the filing or commencement of any such Action, which Actions, individually or in the aggregate, would have a Company Material Adverse Effect, and (iii) each of the Companies is in compliance, in all material respects, with and has performed, in all material respects, all obligations required to be performed by such Company under any cease-and-desist or other order issued by any Insurance Regulator or other Governmental Entity to such Company or under any written agreement, consent agreement, memorandum of understanding or commitment letter or similar undertaking entered into between any Insurance Regulator or other Governmental Entity and such Company (a "Company Regulatory Agreement"), which Company Regulatory Agreement remains in effect on the date hereof. Section 2.10(b) of the Seller Disclosure Schedule lists all Company Regulatory Agreements, copies of which have previously been provided to Purchaser.

      (c) Section 2.10(b) of the Seller Disclosure Schedule lists the jurisdictions in which each of CPL and PLI hold licenses (including, without limitation, licenses or certificates of authority from applicable insurance departments), permits, or authorizations to transact insurance or reinsurance business (collectively, the "Insurance Licenses"). All such Insurance Licenses are valid, binding, and in full force and effect. Each of CPL and PLI is duly licensed in all jurisdictions in which it writes the lines of insurance offered by it. No Insurance License is the subject of a proceeding for suspension or revocation or any similar proceedings and, to the knowledge of the Sellers, there is no pending threat of such suspension or revocation by any licensing authority.

      (d) The Sellers have previously made available to the Purchaser, to the extent applicable, true and complete copies of the reports reflecting the results of the most recent financial examinations and market conduct examination of the Companies issued by any Insurance Regulator.

      2.11 Litigation. Except as disclosed in Section 2.11 of the Seller Disclosure Schedule, (i) there is no action, suit, investigation or proceeding pending, or, to the knowledge of the Sellers, threatened, against any Seller or Company, at Law or in equity, in, before, or by any person or entity that has had or would be reasonably expected to have (A) a material adverse effect on the validity or enforceability of this Agreement or on the ability of such Seller to perform its obligations under this Agreement or (B) a Company Material Adverse Effect and (ii) there are no judgments, orders or decrees of any Governmental Entity binding on any Seller or Company or any material portion of its properties and assets.

      2.12  Assets and Properties.

      (a) Each of the Companies has good and marketable title to all debentures, notes, stocks, securities, and other Assets that are of a type required to be disclosed in Schedules B through DB of its Company Annual Statement and that are owned by it, free and clear of all Liens, except (i) for Permitted Liens and
(ii) as disclosed in Section 2.12(a) of the Seller Disclosure Schedule. For purposes hereof, "Permitted Lien" shall mean any (i) mechanic's, carrier's, workmen's, repairmen's, or other similar Lien arising or incurred in the ordinary course of business, (ii) Lien for taxes, assessments, and other governmental charges that are not due and payable or that may hereafter be paid without penalty or that are being contested in good faith, (iii) Lien on assets in a Company's investment portfolio that arise or have been incurred in the ordinary course of such Company's investing activities, and (iv) other Liens that do not have a Company Material Adverse Effect.

      (b) Section 2.12(b) of the Seller Disclosure Schedule contains a true and complete list and description of all real property owned by any of the Companies or included on Schedule A of either CPL's or PLI's Company Annual Statement. The applicable Company has good and marketable fee title to such real property, free and clear of all Liens, except (i) for Permitted Liens and (ii) as disclosed in
Section 2.12(b) of the Seller Disclosure Schedule.

      (c) Section 2.12(c) of the Seller Disclosure Schedule contains a true and complete list and description of all real property leased by any of the Companies that is material to the conduct of the business, operations, or affairs of the Companies taken as a whole. The Sellers shall have made available to the Purchaser true and complete copies of each lease or sublease as amended to the date of this Agreement. Each such lease or sublease is in full force and effect and none of the Companies is in default thereunder or has received any notice of any default thereunder of any other party thereto, except in each case where any such unenforceability, ineffectiveness or default would not have a Company Material Adverse Effect.

      (d) Except as disclosed in Section 2.12(d) of the Seller Disclosure Schedule, the applicable Company has good and marketable title to, or has a valid leasehold interest in or a valid right to use, all tangible personal property that is material to the conduct of the business, operations, or affairs of the Companies taken as a whole.

      2.13 Contracts. (a) Section 2.13(a) of the Seller Disclosure Schedule contains a true and complete list of each contract (excluding insurance/annuity contracts) that (i) is between any of the Companies and any of the Sellers or any of their affiliates, (ii) is necessary or material to the business, operation, or affairs of the Companies, taken as a whole, or (iii) involves payments in excess of $50,000 in any one fiscal year or $100,000 in the aggregate in any five year period (unless such contract is terminable on not more than one year's notice (a "Material Contract"), true and complete copies of which have been made available to the Purchaser.

      (b) Except as listed in Section 2.13(b) of the Seller Disclosure Schedule, to the best of Sellers knowledge, none of the Companies is presently a party to any:

                (i) agreement for the sale or lease of any of the assets and properties of the Companies other than in the ordinary course of business;

               (ii) material mortgage, pledge, conditional sales contract, security agreement, factoring agreement, or other similar material agreement with respect to any real or personal property of any Company;

              (iii)     agreement with a labor union or labor association;

               (iv) loan agreement, promissory note issued by it, guarantee, subordination or similar type of agreement involving any outstanding principal amount of $100,000;

                (v) securities issued by any Company (other than capital stock listed on Section 2.2 of the Seller Disclosure Schedule);

               (vi)     noncompetition agreement; and


              (vii) support agreement, guarantee or other agreement for the benefit of any affiliate of any of the Companies or Sellers.

      (c) With respect to each Material Contract and each contract listed in
Section 2.13(b) of the Seller Disclosure Schedule (a "Section 2.13(b) Contract"), (x) none of the Companies party thereto is, and to the knowledge of the Sellers, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein except where such defaults would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (y) to the knowledge of Sellers, no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder except where such defaults would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in
Section 2.13 of the Seller Disclosure Schedule, no Material Contract or Section 2.13(b) Contract requires the consent of any party in connection with the transactions contemplated hereby.

      2.14 Insurance. Section 2.14 of the Seller Disclosure Schedule contains a true and complete list of all material liability, property, workers compensation, directors and officers liability, and other similar insurance policies that insure the business, operations, or affairs of each of the Companies or affect or relate to the ownership, use, or operations of any of its assets. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled within the last year and, to the knowledge of the Sellers, no threat has been made to cancel any insurance policy of any Company during such period. Except as disclosed in Section 2.14 of the Seller Disclosure Schedule, all such insurance will remain in full force and effect with respect to periods before the Closing. No event has occurred, including, without limitation, the failure by any of the Companies to give any notice or information or any of the Companies giving any inaccurate or erroneous notice or information, which limits or impairs the rights of such Company under any such insurance policies.

      2.15 Brokers and Advisors. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Sellers directly with the Purchaser, without the intervention of anyone on behalf of the Sellers in such manner as to give rise to any valid claim by any person against the Purchaser or any of its subsidiaries for a finder's fee, brokerage commission, transaction fee, investment banking fee, or similar payment, except for Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), whose fee will be paid by the Sellers and not the Companies. The Sellers have retained Weil, Gotshal & Manges LLP as their legal advisors whose fee will be paid by the Sellers and not the Companies.


      2.16 Intellectual Property. Section 2.16 of the Seller Disclosure Schedule contains a true and complete list and description of all marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights, trade names, and service marks that are material to the conduct of the business, operations, or affairs of the Companies. Except as set forth in Section 2.16 of the Seller Disclosure Schedule, the Companies have, and after the Closing will have, the right to use, free and clear of any Liens or other encumbrances, such intellectual property and all computer software, programs, and similar systems used by, owned by or licensed to the Companies and material to the conduct of the business, operations, or affairs of the Companies, including without limitation that certain License Agreement (No. TCS-035- 1088), dated September 11, 1988, between International Business Machines Corporation, Early, Cloud Solutions Unit and CPG and CPI, as amended (the "Early Cloud Software"). To the knowledge of the Sellers, none of the Companies is or, as a result of the transactions contemplated hereby will be, in conflict with or in violation or infringement of, nor have the Sellers or the Companies received any notice of any conflict with or violation or infringement of or any claimed conflict with, any asserted rights of any other person with respect to any such intellectual property or computer software, programs, or similar systems.

      2.17 Insurance Issued by CPL and PLI. Section 2.17 of the Seller Disclosure Schedule is a true and complete list of, and Sellers have delivered to Purchaser or made available true and complete copies of all contracts to which either CPL or PLI is a party providing for reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification of insurance liabilities. Except as required by Law or except as disclosed in Section 2.17 of the Seller Disclosure Schedule:

            (a) To the best of Seller's knowledge, all benefits arising under any insurance or annuity contract payable by either CPL or PLI and (to the best knowledge of Seller) by any other Person that is a party to or bound by any reinsurance, coinsurance, or other similar contract with either CPL or PLI have in all material respects been paid in accordance with the terms of the contracts under which they arose, except for such benefits for which either CPL or PLI reasonably believes there is a reasonable basis to contest payment;

            (b) No outstanding insurance or annuity contract issued, reinsured, or underwritten by either CPL or PLI entitles the holder thereof or any other person to receive a material amount of dividends, distributions, or other benefits based on the revenues or earnings of either CPL or PLI or any other person;

            (c) To the best of Sellers knowledge, both CPL and PLI maintain policyholder records and values that are true and correct in all material respects; and

            (d) Sellers have previously delivered to Purchaser the reports reflecting the results of the most recent market conduct and financial examinations of each of CPL and PLI issued by any insurance regulatory authority. To the best knowledge of Seller, all material deficiencies or violations in such reports have been resolved to the satisfaction of all applicable insurance regulatory authorities and to the extent required by law, all insurance policy forms currently utilized by either CPL or PLI in connection with the issuance of new policies have been approved in all material respects by the applicable regulatory authority or have been filed therewith and have not been objected to with respect to the appropriateness of the form employed by such authority within the period provided for objection.

      2.18 Actuarial Studies. Sellers have previously delivered to Purchaser true and complete copies of all reports rendered by any consulting actuary (or any other Person advising Sellers as to the adequacy of the claims reserves), undertaken by Sellers, or any of the Companies with respect to the insurance business conducted by any of such companies during the past two years for the purpose of evaluating claims reserves.

      2.19 Threats of Cancellation. Since December 31, 1995, no policyholder, group of policyholder affiliates, or persons writing, selling, or producing insurance business, that individually or in the aggregate accounted for 5% or more of the premium or annuity income of either CPL or PLI with which such policyholder or group was insured, or for which such Persons wrote, sold or produced insurance business, for the year ended December 31, 1996, has terminated or (to the best knowledge of Seller) threatened to terminate its relationship with either CPL or PLI, as the case may be.

      2.20 Labor Matters. Except as set forth in Section 2.20 of the Seller Disclosure Schedule, the operation of the business of the Companies has not been materially and adversely affected by labor problems. Sellers have no knowledge of any facts which lead any of them to believe that such problems may in the future have a Company Material Adverse Effect. To the best of Seller's knowledge, except as set forth in Section 2.20 of the Seller Disclosure Schedule, the activities of the Companies have been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. Section 2.20 of the Seller Disclosure Schedule also sets forth, to the best of Sellers knowledge, a description of all disputes or claims applicable to any Company, pending or threatened, alleging employment discrimination, sexual harassment, or any unfair practice.

      2.21 Person Authorized to Act. Prior to Closing, Sellers shall deliver (a) a true and complete list of the names and locations of all banks, trust companies, Securities brokers, and other financial institutions at which each of the Companies have an account or safe deposit box or maintains a banking, custodial, trading, or other similar relationship, (b) a true and complete list and description of each such account, box, and relationship, indicating in each case the account number and the names of the respective officers, employees, agents, or other similar representatives of the Companies transacting business with respect thereto, (c) a true and complete list of each person authorized to draw on each such account, entitled to have access thereto or authorized to borrow money (or furnish security for the same) therefrom, and (d) a true and complete list of each power of attorney granted to any person or persons for any purpose.

      2.22 Accuracy of Information. No representation or warranty by Sellers contained in this Agreement contains, as of the date of execution of this Agreement, or will contain at Closing Date, any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein and therein, in light of the circumstances under which such statements are made, not misleading.

      2.23 Investment Intent. The Purchaser Notes are being acquired by CP Holdings for its own account, for investment only and CP Holdings has no present intention of resale or other distribution thereof. CP Holdings acknowledges that, in reliance on the foregoing representation, the Purchaser Notes have not been registered under the Securities Act, as amended, or the securities act or Blue Sky laws of any state. CP Holdings acknowledges that (a) Purchaser has disclosed to it that such Purchaser Notes may not be resold absent such registration or unless an exemption from registration is available and (b) such Purchaser Notes are legended to such effect. CP Holdings has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of such Purchaser Notes.

      2.24 Environmental Matters. (a) to the best knowledge of Seller, the use and operation by the Companies of real property owned, leased or used (the "Facilities") have been, and on the Closing Date will be, in material compliance with all environmental laws; and (b) no lien in favor of any governmental authority for (i) any liability under environmental laws, or (ii) damages arising from or costs incurred by such governmental authority in response to a release of a contaminant into the environment has been filed or attached to the Facilities.

      2.25 Statutory Surplus; No Dividends. The statutory surplus (determined in accordance with SAP) of CPL and PLI as at March 31, 1997 was not less than such statutory surplus as at December 31, 1996, which was $66,859,850 and $4,784,392, respectively. Since December 31, 1996, neither CPL nor PLI has paid any dividend or made any other distribution in respect of its capital stock to any Seller or any affiliates of the Sellers.


                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      The Purchaser hereby represents and warrants to the Sellers as follows:

      3.1 Organization, Good Standing and Corporate Power. The Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. The Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed does not have a material adverse effect on (i) the business, financial condition or results of operations of the Purchaser and its subsidiaries, taken as a whole (a "Purchaser Material Adverse Effect"), (ii) the legal ability of the Purchaser to consummate the transactions contemplated by this Agreement or (iii) the validity or enforceability of this Agreement. The Purchaser has delivered to the Sellers complete and correct copies of its articles or certificate of incorporation and by-laws, as amended to the date of this Agreement.

      3.2 Authority; Noncontravention. The Purchaser has all requisite corporate power and authority to enter into this Agreement, to issue the Purchaser Note and to consummate the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Purchaser, the issuance of the Purchaser Note and the performance by the Purchaser of its other obligations under this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and assuming that this Agreement constitutes a valid and binding agreement of the Sellers, constitutes a legal, valid, and binding obligation of the Purchaser and is enforceable against the Purchaser in accordance with its terms, except to the extent that the enforcement hereof may be limited by (i) any bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity). The execution and delivery of this Agreement do not, and the issuance of the Purchaser Note and the consummation of the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) conflict with any of the provisions of the articles or certificate of incorporation or by-laws of the Purchaser, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which the Purchaser is a party or by which the Purchaser or any of its assets is bound, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any Law or any order, writ, judgment, injunction, decree, determination or award currently in effect which, individually or in the aggregate, would have a Purchaser Material Adverse Effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement by the Purchaser, the issuance of the Purchaser Note or the consummation by the Purchaser of any of the transactions contemplated by this Agreement, except for (i) the filing of premerger notification and report forms under the HSR Act, (ii) the filings and/or notices required under the insurance laws of the jurisdictions set forth in Section 2.3 of the Seller Disclosure Schedule, and (iii) such other consents, approvals, authorizations, filings or notices of which the failure to obtain would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

      3.3 SEC Documents. The Purchaser has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since January 1, 1996 (such documents and the exhibits thereto and documents incorporated therein by reference, together with any other reports, schedules, forms, statements and other documents filed with the SEC since January 1, 1996, are hereinafter referred to as the "Purchaser SEC Documents"). As of their respective dates, the Purchaser SEC Documents complied with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Purchaser included in the Purchaser SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the specified period and in the comparable period in the immediately preceding year ("GAAP") (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and present fairly, in all material respects, the consolidated financial position of Purchaser and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

      3.4 Absence of Certain Changes or Events. Except as disclosed in the Purchaser SEC Documents or in Section 3.4 of the Purchaser Disclosure Schedule, since December 31, 1996, the Purchaser has conducted its business only in the ordinary course, and there has not been (i) any change which would have a Purchaser Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of the Purchaser's outstanding capital stock, (iii) any split, combination or reclassification of any of the Purchaser's outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iv) any change in accounting methods, principles or practices by the Purchaser materially affecting its assets, liabilities or business, except as may have been required by a change in GAAP and would not have a Purchaser Material Adverse Effect.

      3.5 Litigation. Except as disclosed in Section 3.5 of the Purchaser Disclosure Schedule, there is no action, suit, investigation or proceeding pending, or, to the knowledge of the Purchaser, threatened, against the Purchaser or any subsidiary of the Purchaser, at Law or in equity, in, before, or by any person or entity that has had or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of the Purchaser to perform its obligations under this Agreement.

      3.6 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser directly with the Sellers, without the intervention of any person on behalf of the Purchaser in such manner as to give rise to any valid claim by any person against the Sellers, the Companies or any of their respective subsidiaries for a finder's fee, brokerage commission, transaction fee, investment banking fee, or similar payment.

      3.7 Purchase for Investment. The PLI Common Stock and CPL Common Stock will be acquired by the Purchaser for its own account, for investment only and Purchaser has no present intention of resale or other distribution thereof. The Purchaser will refrain from transferring or otherwise disposing of any shares of the PLI Common Stock and CPL Common Stock, or any interest therein, in such manner as to violate any registration provision of federal or state securities Laws.

      3.8 No Regulatory Disqualifiers. To the knowledge of the Purchaser, no event has occurred or condition exists or, to the extent it is within the control of the Purchaser, will occur or exist with respect to the Purchaser, that in connection with the transactions contemplated by this Agreement would cause the Purchaser to fail to satisfy any applicable Law of any Insurance Regulator or other Governmental Entity which prevents or would reasonably be likely to prevent the Purchaser from obtaining necessary approvals from any Governmental Entity to consummate the transactions contemplated by this Agreement.

      3.9 Accuracy of Information. No representation or warranty by the Purchaser contained in this Agreement contains, as of the date of execution of this Agreement, or will contain on the Closing Date, any untrue statement of a material fact, or omit or will omit to state a material fact necessary to make the statements contained herein and therein, in light of the circumstances under which such statements are made not misleading.



                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

      4.1 Access to Information; Confidentiality. Upon reasonable notice, each of the Sellers shall afford to the Purchaser and to the officers, employees, counsel, financial advisors and other representatives of the Purchaser reasonable access during normal business hours during the period prior to the Closing to all the properties, books, contracts, commitments, personnel and records of each of the Companies and, during such period, each of the Sellers shall furnish as promptly as practicable to the Purchaser such information concerning its business, properties, financial condition, operations and personnel and such other information regarding affiliates of the Sellers as the Purchaser may from time to time reasonably request, except to the extent prohibited by Law or any order, writ, judgment, injunction, decree, determination or award currently in effect or disclosed in Section 4.1 of the Seller Disclosure Schedule. Except as required by Law, the Purchaser will hold, and will cause its respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from the Sellers in confidence to the extent required by, and in accordance with, the provisions of the letter dated February 14, 1997, between the Purchaser and DLJ, as exclusive agent for Leucadia (the "Confidentiality Agreement").

      4.2 Commercially Reasonable Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the Sellers, Leucadia Financial, Intramerica, CPF and CPI and the Purchaser agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

      4.3 Public Announcements. The Sellers and the Purchaser will consult and make a good faith effort to agree with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement or the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, judicial or administrative process or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq Stock Market.

      4.4 Consents, Approvals and Filings. The Sellers and the Purchaser will make, and the Purchaser and the Sellers will cause their respective subsidiaries to make, all necessary filings, as soon as practicable, but in no event later than 45 business days after the date of this Agreement, including, without limitation, those required under the HSR Act, and applicable state insurance laws in order to facilitate prompt consummation of the transactions contemplated by this Agreement; provided that the applications requried to be filed with the Pennsylvania and Arkansas insurance departments shall be filed, and discussions with the New York insurance department concerning approval of the reinsurance agreements required under Section 4.8 of this Agreement shall have commenced, no later than 37 business days after the date of this Agreement. In addition, the Sellers and the Purchaser will each use commercially reasonable efforts, and will cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the other transactions contemplated by this Agreement and (ii) to obtain as promptly as practicable all necessary Permits of Governmental Entities and consents of all third parties necessary for the consummation of the transactions contemplated in this Agreement. Each of the Sellers and the Purchaser shall use its commercially reasonable efforts to promptly provide such information and communications to Governmental Entities as such Governmental Entities may request.

      4.5   Tax Matters.

      (a) Subject to Sections 9.3 and 4.5(b) hereof, the Sellers will be responsible for, will pay or cause to be paid, and will indemnify and hold harmless the Purchaser from and against, any and all monetary damages, liabilities, fines, fees, penalties and interest ("Tax Losses") for or in respect of each of the following:

            (i) any Taxes imposed on any of the Companies with respect to any taxable period of such Company ending on or prior to December 31, 1996 (and not paid by any of the Companies prior to January 1, 1997) to the extent the aggregate amount of any such Taxes exceeds $12,706,197 ("Pre-1997 Taxes"); and

               (ii)     any Taxes not described in clause (i) of this
      Section 4.5(a) and imposed on any of the Companies and attributable to any member of a consolidated or combined group (other than the Companies) of which any of the Companies is or was a member on or prior to the Closing Date and so imposed pursuant to Treasury Regulation
      Section 1.1502-6(a) or any analogous or similar state, local or foreign Law ("Pre-Closing Taxes").

      (b) The Purchaser will promptly notify the Sellers of the commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority concerning any Taxes or other Tax Losses covered by Section 4.5(a) ("Tax Claim"). The Sellers shall control the strategy, defense and settlement of any Tax audit or administrative or court proceeding relating to Taxes, including but not limited to extension of the applicable statute(s) of limitations, of any of the Companies that may be subject to indemnification under Section 4.5(a) and the Purchaser agrees to fully cooperate with the Sellers and to cause CPL to fully cooperate with the Sellers, including, but not limited to, providing powers of attorney authorizing the Sellers (or their designees) to control and take action in connection with Pre-1997 Taxes and/or Pre-Closing Taxes. The Sellers shall promptly notify the Purchaser if the Sellers decide not to participate in the defense of any such Tax audit or administrative or court proceeding and the Purchaser thereupon shall be permitted to defend such Tax audit or proceeding; provided, however, that no settlement shall be made without the prior written consent of the Sellers, which consent shall not be unreasonably withheld.

      The Purchaser expressly acknowledges that the Sellers (and/or their affiliate(s)) are party to, and have certain rights and obligations under that certain Stock Purchase and Sale Agreement by and between FPL Group Capital Inc. (as seller) and Leucadia (as buyer) dated as of April 5, 1991 (the "FPL Agreement"), and that, pursuant to the FPL Agreement, the Sellers (or their affiliate(s)) have the right to be indemnified against any loss relating to specified Taxes of CPL. The Purchaser will take any and all commercially reasonable steps and will cooperate fully to permit the Sellers (and/or its affiliate(s)) to comply with its/their obligations and to secure its/their rights to indemnification under the FPL Agreement, including, but not limited to, providing powers of attorney authorizing the Sellers (or their designees, including FPL Group Capital, Inc.) to control and take action in connection with Pre-1997 Taxes and/or Pre-Closing Taxes, and the Purchaser and CPL agree that CPL shall not, without the consent of Leucadia, alter, limit or revoke any powers of attorney executed by CPL prior to the Closing Date in respect of Pre-1997 Taxes and/or Pre-Closing Taxes. If the Purchaser and/or CPL fail to take commercially reasonable steps or to fully cooperate with the Sellers in accordance with this Section 4.5(b), then the Sellers shall not be obligated to indemnify the Purchaser under Section 4.5(a) for any Tax Losses attributable to such failure. Subject to the foregoing, Tax Losses for which the Sellers are required to indemnify the Purchaser pursuant to Section 4.5(a) shall be so indemnified and paid without regard to whether the underlying amount is recovered by the Sellers under the FPL Agreement.

      (c) The Purchaser and the Companies will be responsible for, will pay or cause to be paid, and will indemnify and hold harmless the Sellers from and against, any and all Tax Losses for or in respect of any Taxes (excluding any Taxes described in clause (i) of Section 4.5(a) hereof) with respect to any taxable period of any of the Companies ending after December 31, 1996.

      (d) Any claim for indemnity hereunder may not be made after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

      (e) Except as provided in the succeeding sentences, as of the Closing Date none of the Companies shall be a party to or have any further obligations or rights under the tax sharing or tax allocation agreement with the Sellers and their affiliates, a copy of which has been provided to Purchaser (the "Tax Sharing Agreement"), which agreement shall be terminated as between such parties. If any Company is included in a Seller Consolidated Return (as defined below) for the period commencing January 1, 1997, within ninety days after the Closing Date, the Sellers shall provide the Purchaser with a schedule setting forth the liability of any such Company for Taxes, or the amount of any Tax refund owed to any such Company, for the Sellers' 1997 taxable year computed in accordance with the Tax Sharing Agreement ("Final Tax Sharing Payment"). If the Purchaser disputes the Final Tax Sharing Payment, the Purchaser shall advise the Sellers of its objections to the Final Tax Sharing Payment in writing within 15 days of the receipt thereof. The Sellers and the Purchaser shall negotiate in good faith to resolve any such written objections to the Sellers' computation of the Final Tax Sharing Payment. If such disputes are not resolved within thirty days, any remaining disputes shall be referred to a big six accounting firm (the "Auditor") which is mutually acceptable to the Sellers and the Purchaser for resolution. The Auditor shall issue a written report which sets forth the Final Tax Sharing Payment as finally determined. Within five days of the Final Tax Sharing Payment being finally determined (whether pursuant to agreement or through the Auditor's determination), each Company shall pay its allocable share of the Final Tax Sharing Payment to the Sellers, or the Sellers shall pay its allocable share of the Final Tax Sharing Payment to the appropriate Company, as the case may be. Fees and expenses of the Auditor shall be shared equally by Sellers, on the one hand, and Purchaser.

      (f) The Sellers shall prepare and file or cause to be prepared and filed,
(i) all Tax Returns required to reflect the income, assets or operations of the Companies and required to be filed (taking into account any extensions) on or prior to the Closing Date and any Tax Returns required to be filed thereafter in respect of any Taxes for which Sellers are responsible pursuant to Section 4.5(a), and (ii) all Seller Consolidated Returns (together with the Tax Returns referred to in clause (i) above, the "Seller Returns"). The Purchaser shall be responsible for preparing or filing, or causing the Companies to prepare and file, all other Tax Returns required to be filed by any of the Companies after the Closing Date ("Other Returns"). The Purchaser shall provide the Sellers with the opportunity to review and comment upon the Other Returns (to the extent such Other Returns may give rise to a claim for indemnification against the Sellers hereunder or could affect Pre-1997 Taxes or Pre-Closing Taxes or Tax Returns) at least ten business days prior to the filing thereof. "Seller Consolidated Returns" shall mean all consolidated or combined Tax Returns which include the taxable income or loss of any of the Companies on the one hand and any of the Sellers and/or affiliates (other than the Companies) of the Sellers, on the other hand.

      (g) Neither the Purchaser nor any of the Companies shall file any amended Tax Return which may give rise to a claim for indemnification hereunder without the prior written consent of the Sellers. The Sellers shall have exclusive authority to make all decisions with respect to matters relating to any Seller Return, including, but not limited to, decisions to amend a Seller Return, to extend the statutes of limitations with respect to any periods covered by a Seller Return, and to concede, settle, compromise or contest any adjustment asserted by a taxing authority with respect to a Seller Return.

      (h) The Sellers and the Purchaser will cooperate with one another in connection with the preparation and filing of Seller Returns and Other Returns and will provide to each other access, at any reasonable time and from time to time, at the business location at which the books and records are maintained, after the Closing Date, to such Tax data relating to the Companies as Sellers or Purchaser, as the case may be, may from time to time reasonably request (including the relevant portions of Seller Consolidated Returns).

      (i) Sellers shall be entitled to receive and to retain any and all refunds of Taxes (i) relating to Seller Returns (including any refunds of Taxes arising from a carryback of losses by any of the Companies) or (ii) in respect of any of the Companies for any taxable period ending on or prior to December 31, 1996, including, without limitation, a refund of any amount of Taxes paid by CPL and currently the subject of dispute with the Internal Revenue Service or any other Governmental Entity. In the event the Purchaser receives any refund (whether through payment, credit or reduction in Taxes) to which the Sellers are entitled hereunder, the Purchaser shall promptly pay, or cause the payment of, such refund to the Sellers.

      (j) No election shall be made under Section 338(h)(10) of the Code with respect to the purchase of the Shares of the Companies hereunder.

      (k) Notwithstanding anything to the contrary contained herein, in calculating the amount of any claim for indemnification pursuant to this Agreement (including pursuant to this Section 4.5 and Article IX hereof), Tax Losses and Damages (as defined in Section 9.1 hereof) shall be reduced by any Tax Benefit attributable to, realized (or to be realized) in connection with or relating to such indemnifiable claim. The term "Tax Benefit" means the amount by which any Taxes of the Purchaser or any of the Companies or any affiliate thereof (the "Benefitted Party") are or would be reduced by any loss, deduction, refund, credit or other Tax benefit and includes, without limitation, an Offsetting Tax Benefit. The term "Offsetting Tax Benefit" means the amount of any Tax Benefit realized or to be realized by the Benefitted Party in a subsequent taxable period (including, without limitation, a taxable period ending after the Closing Date) attributable to, realized (or to be realized) in connection with or relating to an adjustment with respect to Taxes in a prior taxable period. For purposes of the determination of the amount of any Tax Benefit which is not currently realized, (i) the Benefitted Party shall be assumed to have sufficient taxable income to use any Tax Benefit in the taxable period or periods in which such Tax Benefit will first arise; (ii) the Effective Tax Rate (as hereinafter defined) in the most recent applicable taxable period shall be treated as applying to such Tax Benefit to be realized in such future taxable period; (iii) the amount of Tax Benefits shall be discounted to the present value of such Tax Benefits, determined using a discount rate equal to the applicable federal rate under Section 1274(d) of the Code for the period over which such Tax Benefits are assumed to be realized under clause (i) above; and (iv) appropriate adjustments shall be made taking account of any income recognition resulting from such Tax Benefit for any of the Companies in any period covered by the Other Returns, using the assumptions and discounting convention provided in this Section 4.5(k). The term "Effective Tax Rate" means the sum of (i) the maximum federal income tax rate imposed on corporations for the period in question plus (ii) the product of (A) the weighted average of the maximum state and local income tax rates imposed by all jurisdictions entitled to tax income of the applicable corporation times (B) one minus the maximum federal income tax rate referred to in clause (i).

      (l) Interest will accrue on any Tax claims beginning the earlier of (i) the date such amount was received if owing to the other party, or (ii) 30 days after a written claim has been made to the indemnifying party. Interest shall accrue at the applicable rate charged by the Internal Revenue Service for overpayments.

      4.6   Employee Benefit Matters.

      (a) Effective as of the Closing Date, CPG and CPL shall take all necessary actions to ensure that CPL ceases to be a participating Employer in the Colonial Penn Group, Inc. Retirement Plan as the term is defined in the Colonial Penn Group, Inc. Retirement Plan.

      (b) Prior to the Closing Date, the Sellers shall take all necessary actions to cause CPL to establish a Plan which is a 401(k) plan ("401(k) Plan"), and a trust for the purpose of providing benefits thereunder ("401(k) Trust"), which, in all material respects, provide the same benefits, rights and features as the Colonial Penn Group Savings Plan and Trust, and which 401(k) Plan and 401(k) Trust, to the knowledge of the Sellers, satisfies the applicable requirements of Section 401 of the Code, and is exempt from Federal income Taxes pursuant to Section 501 of the Code. Such 401(k) Plan and 401(k) Trust shall be used to provide benefits to current employees of the Companies who were eligible to participate in the Colonial Penn Group Savings Plan prior to the Closing Date. Effective as soon as reasonably practicable following the Closing Date (or such earlier date as Sellers shall determine, with the consent of the Purchaser, which shall not be unreasonably withheld) the Sellers and the Purchaser shall take all necessary actions to cause the Colonial Penn Group Savings Plan and the Trust used to fund benefits thereunder to transfer in kind the balances of each such current employees' account to the 401(k) Plan and 401(k) Trust. Prior to the transfer, Purchaser shall not amend the 401(k) Plan and 401(k) Trust in any material respect.

      (c) Prior to the Closing Date, the Sellers shall take all necessary actions to cause CPL to establish a Benefit Plan which is a non-qualified deferred compensation plan ("NQ Plan") which, in all material respects, provides the same benefits, rights and features as the Colonial Penn Insurance Company Salary Cap Restoration Plan. Such NQ Plan shall be used to provide benefits to current employees of the Companies who were eligible to participate in the Colonial Penn Insurance Company Salary Cap Restoration Plan prior to the Closing Date. Effective immediately prior to the Closing Date, Sellers shall take all necessary actions to cause the Colonial Penn Insurance Company Salary Cap Restoration Plan to transfer the liabilities of such employees to the NQ Plan.

      (d) Prior to the Closing Date, the Sellers shall take all necessary actions to cause CPL to assume liability for the disability benefits, and the life insurance benefits, if any, earned by those former employees of the Companies or any predecessor thereto listed in Section 4.6 of the Seller Disclosure Schedule.

      (e) Leucadia agrees to use its best efforts to cause the group annuity contracts held by the trustees, pension committee or trust, all as listed in
Section 2.6.5 of the Seller Disclosure Schedule, to be maintained with CPL until January 2, 1998 if Conseco is able to provide assurances to the respective trustees or pension committee and their respective counsel that such action is consistent with the fiduciary duties of such persons. The Purchaser acknowledges that such best efforts undertaking shall not restrict Leucadia's right to sell any of its property and casualty insurance operations.

      4.7 Reinsurance of Certain Health Insurance Policies. Effective prior to the Closing Date, CPF and CPI shall cede to CPL, and CPL shall reinsure from CPF and CPI, on a 100% coinsurance basis, the accident and health insurance policies of CPF and CPI identified in Section 4.7 of the Seller Disclosure Schedule (the "A&H Policies"), all under and pursuant to the terms of reinsurance agreements in the form attached hereto as Exhibit C (the "A&H Coinsurance Treaties").

      4.8   Intramerica Reinsurance.

      (a) Effective as of the Closing Date, Intramerica shall cede to CPL , and CPL shall reinsure from Intramerica, the insurance policies identified in
Section 4.8 of the Seller Disclosure Schedule having policyholders domiciled in the State of New York (the "NY Policies"), with all reserve assets relating thereto being placed in trust, all under and pursuant to a reinsurance agreement in the form attached hereto as Exhibit D (the "NY Reinsurance Treaty"). As set forth therein, the NY Reinsurance Treaty will initially provide for reinsurance of the NY Policies on a 100% coinsurance basis; provided, however, that such reinsurance will convert to an assumption reinsurance basis with American Travellers Insurance Company of New York, a New York stock corporation and affiliate of the Purchaser ("Purchaser's NY Affiliate") as the assuming reinsurer at the earliest time practical under the circumstances, with due regard for any required regulatory or policyholder consents or approvals incident to such assumption transaction ("Assumption Approvals"). Following the Closing, each of Purchaser and Purchaser's NY Affiliate agree to use commercially reasonable efforts to secure the Assumption Approvals, including all approvals or licenses required of Purchaser's NY Affiliate, as quickly as possible. The Purchaser and Purchaser's NY Affiliate shall keep Sellers informed of the progress of the Assumption Approvals and shall provide Sellers with copies of all information submitted to any Insurance Regulator in connection with the Assumption Approvals as Sellers shall reasonably request. It is the intention of the parties that arrangements shall be effected pursuant to which Purchaser shall acquire substantially all of the operations and substantially all of the personnel of Intramerica's Orangeburg, New York facility (the "Orangeburg Facility"), and shall assume the lease for the Orangeburg Facility and the severance obligations for all employees so acquired.

      (b) Effective as of the Closing Date, Intramerica shall cede to CPL, and CPL shall reinsure from Intramerica, the insurance policies identified in
Section 4.8 of the Seller Disclosure Schedule having policyholders domiciled outside of the State of New York (the "Non-NY Policies"), all under and pursuant to a reinsurance agreement in the form attached hereto as Exhibit E (the "Non-NY Reinsurance Treaty").

      (c) Effective on the Closing Date, Purchaser, or at Purchaser's election, an insurance company affiliate having capital and surplus of at least $200 million, shall unconditionally guarantee the obligations of CPL and/or Purchaser's NY Affiliate to Intramerica under the NY Reinsurance Treaty and Non-NY Reinsurance Treaty pursuant to a guaranty agreement in the form attached hereto as Exhibit F (the "Reinsurance Guaranty").

      (d) The Purchaser shall cooperate with the Sellers and Intramerica in obtaining the approval of the New York Insurance Department of a $25 million extraordinary dividend payable on or before the Closing Date by Intramerica to the shareholders of Intramerica (the "NY Dividend"); provided that if Purchaser, in good faith, believes that the request for the N.Y. Dividend is resulting in unreasonable delay in obtaining approvals for the transactions otherwise contemplated hereby, Sellers and Intramerica shall defer the request for the NY Dividend so as not to unreasonably delay such approvals.

      4.9   Intercompany Agreements.

      (a) Each intercompany agreement between any Seller or any of its affiliates (other than the Companies), on the one hand, and any of the Companies, on the other hand, relating to the operation of the insurance business of any of the Companies or any Seller (or such Seller's affiliates) (the "Intercompany Operations Agreements"), shall be amended to provide for the continuation of such contracts for a period of 18 months, subject to termination upon not more than 90 days notice, and at rates that are substantially the same as the rates charged for the period from January 1, 1997 to March 31, 1997, provided, however, that (i) such contracts shall be reviewed by the parties hereto and shall, as the party to whom services are provided may determine in good faith, be terminated, amended, or left intact. All balances owed to any party pursuant to any Intercompany Operations Agreements to be terminated shall be paid within 30 days following termination of such agreements and (ii) all Intercompany Operations Agreements between Leucadia and any of the Companies shall terminate effective on the Closing Date, unless otherwise provided within the Agreement. All other intercompany agreements not relating to the operation of the Companies shall terminate effective on the Closing Date except as set forth in Section 4.5(e) of this Agreement or in Section 4.9(a) or 4.9(b) of the Seller Disclosure Schedule. All balances owed to the Sellers or any of their affiliates (other than the Companies) from any of the Companies pursuant to any intercompany agreement to be terminated shall be paid prior to the Closing Date (except as otherwise set forth in Section 4.5(e) of this Agreement).

      (b) Pursuant to the provisions of Article I hereof, at the Closing, Leucadia Financial shall assign to the Purchaser the agreements listed in
Section 4.9(b) of the Seller Disclosure Schedule, and the Purchaser shall assume all obligations of Leucadia Financial thereunder and shall hold Leucadia Financial harmless with respect to any and all obligations thereunder.

      (c) At the Closing, the Companies, on the one hand, and CPI, CPF, Intramerica, CNL, Inc., Leucadia Financial, Charter, and any other affiliates of the Sellers deemed appropriate by the Sellers, on the other hand, shall enter into an Administrative Services Agreement having terms and conditions mutually agreeable to the parties hereto. Such agreement shall (i) provide for the continuation at the allocated cost thereof of certain administrative, accounting, actuarial and other services currently provided between or among such companies as may be necessary to effectuate the orderly transition resulting from the purchase of the Companies by the Purchaser and the other transactions contemplated by this Agreement for a period of time not to exceed 18 months from the Closing Date and (ii) be terminable, with respect to any such service, upon not less than 60 days' prior written notice (except for data processing services currently provided under the Data Services Agreement, dated January 1, 1997, between CPI and CPL, which shall require not less than 180 days' prior written notice) deliverable solely by the party receiving such service. The parties hereto agree to negotiate the terms of such agreement in good faith.

      4.10  Limited License; Trademark Ownership and Protection:
Change of Name.

      (a) At the Closing, an affiliate of Leucadia and the Purchaser shall enter into a licensing agreement in the form attached hereto as Exhibit G (the "License Agreement") pursuant to which the affiliate, as licensor, will grant to Purchaser, as licensee ("Licensee"), a personal, non-transferable, non-exclusive license (the "License"), without the right to sublicense except as provided therein, to use the trademarks, service-marks and/or trade-names listed in
Section 4.10 of the Seller Disclosure Schedule in connection with those products and services listed in Section 4.10 of the Seller Disclosure Schedule within the United States of America during a period from the Closing Date to but not including the 18th month anniversary of the Closing Date (the "Initial License Term"). Sellers shall cause its affiliate to enter into the License Agreement. Notwithstanding the foregoing, if at the Closing Date, Seller's affiliate shall have transferred all of its right, title and interest in and to the trademarks, service-marks and/or tradenames listed in Section 4.10 of the Seller Disclosure Schedule, such transferee shall enter into the License Agreement. Sellers agree that they shall not transfer such rights prior to the Closing Date unless such transferee agrees to enter into the License Agreement, which agreement shall be for the benefit of Conseco. The License Agreement shall provide that following the Initial License Term CPL may continue with its current name and use the License in connection with premium collections and maintenance of polices of CPL existing at the end of the Initial License Term; provided, however, that CPL may not use the words "Colonial," "Penn" or "Colonial Penn" after the Initial License Term in connection with marketing of any products, including, without limitation, add-ons or upgrades of existing policies of CPL.

      (b) The Purchaser and the Companies acknowledge that except as provided in the License Agreement, neither the Purchaser or any of the Companies shall have the right to use the trademarks, service-marks and/or trade-names referred to in clause (a) above and shall have no right to limit or restrict the Sellers (or any affiliate or any assignee or transferee of any of them) from using the same or the words "Colonial" or "Penn" or "Colonial Penn" except that the Sellers agree that following the Closing Date, any life insurance products marketed or sold by any of them or any affiliate shall be issued by an entity that does not have the words "Colonial," "Penn" or "Colonial Penn" in its corporate name and does not use such words in any life insurance product name and that following the date hereof it will not sell, assign or transfer any rights to use the words "Colonial", "Penn" or "Colonial Penn" in connection with the insurance business without obtaining from the purchaser, assignee or transferee of such rights an agreement to be bound by the foregoing restriction.

      (c) The Sellers agree that following the Closing Date, they shall not hire or otherwise employ Ed McMahon, Lou Rawls or Alex Trebek as celebrity endorsers in connection with the marketing of any insurance products (except with respect to activities permitted under the reinsurance agreements to be entered into pursuant to Article IV hereof).

      (d) At the Closing, the Sellers shall transfer to Purchaser, in such manner as is satisfactory to Purchaser, the trademarks, service-marks and/or tradenames listed in Section 4.10(a) of the Seller Disclosure Schedule.

      4.11 Standby L/C. The Purchaser covenants that until such time as each of the Purchaser Notes shall have been irrevocably paid in full, Purchaser shall maintain or cause to be maintained each Standby L/C.

      4.12 Hiring of Employees. Except (a) for those employees whose names are set forth in Section 4.12 of the Company Disclosure Schedule or (b) persons noticed for termination, for a 36 month period following the Closing Date, the Sellers shall not solicit for employment or knowingly hire any employees of the Companies or any of their subsidiaries. Seller shall be responsible for all obligations to the employees named in Section 4.12 of the Seller Disclosure Schedule under the letters from CPL to such employees dated March 1997 listed on
Section 2.8.2 of the Seller Disclosure Schedule.

      4.13 Marketing Database. Prior to the Closing, the parties shall cooperate with each other to separate the marketing databases of the Companies and CPI. Prior to the Closing, CPI and CPL each shall enter into separate agreements with Metromail, the servicer of such databases. Prior to the Closing, the marketing database of the Companies shall consist of approximately 5.78 million names as to which the Companies shall have exclusive use and approximately 9.6 million names as to which the Companies shall have non-exclusive use (together with CPI).

      4.14 Leucadia Stock Options. The treatment at the Closing Date of options to purchase capital stock of Leucadia held by employees of the Companies shall be determined by Leucadia prior to the Closing Date. All obligations with respect to such options shall be the responsibility of Leucadia.

      4.15 Resignations of Directors. Sellers will cause (a) such members of the Board of Directors of the Companies and, (b) such members of the Boards of Directors, as are designated by Purchaser to tender, effective at the Closing Date, their resignations from such Boards of Directors or offices and, if requested by Purchaser, will cause the election of Purchaser's nominees to such Boards of Directors and offices.

                                    ARTICLE V

          COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO CLOSING

      5.1 Conduct of Business by the Companies. Except as contemplated by this Agreement or as set forth in Section 5.1 of the Seller Disclosure Schedule, during the period from the date of this Agreement to the Closing, the Sellers shall cause the Companies to act and carry on their respective businesses in the ordinary course and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations, keep available the services of their current key officers and employees and preserve the goodwill of those engaged in material business relationships with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, except as set forth in Section 5.1 of the Seller Disclosure Schedule or except as otherwise contemplated under this Agreement, the Sellers shall not permit any of the Companies to, without the prior consent of the Purchaser:

                (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of such Company's outstanding capital stock, (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (z) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares;

                (b) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

                (c)     amend its articles or certificate of
      organization, by-laws or other comparable charter or organizational documents;

                (d) acquire, form or commence the operations of any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

                (e) sell, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its assets that are material to the Companies taken as a whole;

                (f) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to such Company or (y) make any loans or advances to any other person, other than to any of the Companies and other than loans or advances incurred in the ordinary course of business;

                (g) except with respect to Taxes, which shall be governed under
      Article IV hereof, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent Company Annual Statements (or the notes thereto) of such Company or incurred since the date of such Company Annual Statements in the ordinary course of business consistent with past practice;

                (h) invest their future cash flow, any cash from matured and maturing investments, any cash proceeds from the sale of their assets and properties, and any cash funds currently held by them, in any investments other than cash equivalent assets or in investments having a duration not in excess of three years (consisting of United States government issued or guaranteed securities, or commercial paper rated A-1, or P-1), except (w) as otherwise required by law, (x) as required to provide cash (in the ordinary course of business and consistent with past practice) to meet its actual or anticipated obligations (y) publicly-traded corporate bonds that are rated investment grade by at least two nationally recognized statistical rating organizations or (z) with respect to the agreement set forth in Section 5.1 (h) of the Seller Disclosure Schedule,;

                (i)     except as may be required by Law or as
      otherwise provided in this Agreement;

                (i) make any representation or promise, oral or written, to any employee or former director, officer or employee of such Company which is inconsistent with the terms of any Benefit Plan;

               (ii) except for ordinary salary and wage increases in the ordinary course of business and consistent with past practices, make any change to, or amend in any way, the contracts, salaries, wages, or other compensation of any employee or any agent or consultant of such Company other than changes or amendments that are required under existing contracts as disclosed in the Seller Disclosure Schedule;

              (iii) adopt, enter into, amend, alter or terminate, partially or completely, any Benefit Plan or any election made pursuant to the provisions of any Benefit Plan, to accelerate any payments, obligations or vesting schedules under any Benefit Plan; provided, however, that nothing contained in this Agreement shall prevent Sellers from taking such actions as they deem necessary or desirable to effectuate the transfer of the liabilities under each such Benefit Plan attributable to participants who are active employees of Sellers or Intramerica on such Closing Date together with an allocable share of any funding media thereto to another benefit plan or program sponsored by Sellers, CPI or Intramerica; or

               (iv)       approve any general or company-wide pay
            increases for employees;

                (j) except in the ordinary course of business, modify, amend or terminate any material agreement, permit, concession, franchise, license or similar instrument to which such Company is a party or waive, release or assign any material rights or claims thereunder;

                (k)     move the operations of any business or
      division to any location other than where it is located on the date hereof; or

                (l) authorize any of, or commit or agree to take any of, the foregoing actions.

      5.2   Other Actions.

      (a) The Sellers and the Purchaser shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions to the transactions contemplated hereby set forth in Article VI not being satisfied.

      (b) The Sellers shall not, to the extent practicable, permit any of the Companies to, without the prior consent of Purchaser, hold any meeting of the board or directors of the

Companies or any subsidiary or any committee of any such board, or take any action by written consent of any such board of committee, without providing (i) notice of any such meeting no later than the date notice is given to the board of directors or in advance of the date of any proposed action by written consent and (ii) with such notice, an agenda of the specific matters intended to be considered at such meeting or a copy of the proposed written consent, unless, in the reasonable good faith judgment of the Sellers, providing prior notice of any agenda item or any item of such written consent will prejudice the ability of the board of directors or any committee of the board of directors to discharge its duties, in which case such item may be omitted from the agenda or written consent provided to the Purchaser; provided, that such item does not relate to a matter that is or would be a violation of this Agreement.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

      6.1 Conditions to Each Party's Obligation To Consummate Transactions. The respective obligation of each party to this Agreement to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) Governmental and Regulatory Consents. All required consents, approvals, permits and authorizations to the consummation of the transactions contemplated hereby shall have been obtained from the Insurance Regulators in the jurisdictions set forth in Section 6.1 of the Seller Disclosure Schedule.

            (b) HSR Act. The waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have otherwise expired.

            (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect or threatened; provided, however, that any party invoking this condition shall use commercially reasonable efforts to have any such order or injunction vacated.

      6.2 Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated hereby is further subject to the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Sellers contained in this Agreement shall have been true and correct on the date of this Agreement and as of the Closing Date (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and correct as of such earlier time and except for actions contemplated by this Agreement), other than such breaches of representations and warranties which in the aggregate would not have a Company Material Adverse Effect. The Sellers shall have delivered to the Purchaser a certificate, dated the Closing Date and signed on behalf of each Seller by an authorized officer of such Seller respective to the foregoing effect with respect to the representations and warranties of the Sellers.

            (b) Performance of Obligations of the Company. The Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date and the Purchaser shall have received a certificate dated as of the Closing Date signed on behalf of each Seller by an authorized officer of such Seller to such effect.

      6.3 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated hereby is further subject to the following conditions:

      (a) Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct on the date of this Agreement and as of the Closing Date (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and correct as of such earlier time), other than such breaches of representations and warranties which in the aggregate would not have a Purchaser Material Adverse Effect. The Purchaser shall have delivered to the Sellers a certificate, dated the Closing Date and signed on its behalf by an authorized officer of the Purchaser to the foregoing effect with respect to the representations and warranties of the Purchaser.

      (b) Performance of Obligations of the Purchaser. The Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date and the Company shall have received a certificate dated as of the Closing Date signed on behalf of the Purchaser by an authorized officer of the Purchaser.

      (c) Purchaser Notes. The Purchaser shall have duly executed and delivered to CP Holdings the Purchaser Notes.

      (d) Standby L/C. The Purchaser shall have delivered to CP Holdings each of the Standby L/C's, fully executed by all necessary parties, which shall be in full force and effect.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

      7.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date:


      (a) by mutual written consent of the Purchaser and the Sellers; or

      (b)   by either the Purchaser or the Sellers:

                (i) at any time after September 30, 1997, if the transactions contemplated hereby shall not have been consummated by such date, unless the failure to consummate such transactions is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; or

               (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

      7.2 Effect of Termination. In the event of termination of this Agreement by either the Sellers or the Purchaser as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Purchaser or the Sellers, other than with respect to the last sentence of Section 4.1, and Sections 2.15, 3.6 and 7.2 of this Agreement. Nothing contained in this Section shall relieve any party from any liability resulting from any material willful breach of the representations, warranties, covenants or agreements set forth in this Agreement.


                                  ARTICLE VIII

                             SURVIVAL OF PROVISIONS

      8.1   Survival.    The representations and warranties required
to be made by the Sellers and the Purchaser in this Agreement or in any certificate delivered pursuant hereto will survive the Closing as follows:

            (a) in the case of the representations and warranties of Sellers set forth in Section 2.2(b) and in Section 2.7 hereof, until 30 days after the expiration of statutes of limitation applicable in each such Section; and

            (b) in the case of all other representations and warranties, until March 31, 1999.

            Notwithstanding the foregoing, any representation or warranty shall survive the time it would otherwise terminate pursuant to this Section 8.1 to the extent that notice of a breach thereof giving rise to a right of indemnification shall have been given by a party hereto prior to the expiration of the relevant survival period in accordance with Article IX or Section 4.5 of this Agreement.


                                   ARTICLE IX

                                 INDEMNIFICATION

      9.1 Indemnification by Sellers. Subject to the provisions of Sections 8.1, 9.3, and 9.4 hereof, the Sellers will indemnify and hold harmless the Purchaser for any and all monetary damages, charges, losses, deficiencies, liabilities, obligations, costs, fees, and expenses (including, without limitation, reasonable fees and disbursements of counsel incident to the enforcement of rights under Section 9.1 or 9.2 hereof) (collectively, "Damages") resulting from or relating to any breach by the Sellers, Leucadia Financial, Intramerica, CPF or CPI of any representation, warranty, covenant, or agreement made by the Sellers in this Agreement. Notwithstanding the foregoing, indemnification for Tax Losses shall be governed by Section 4.5 hereof.

      9.2 Indemnification by the Purchaser. Subject to the provisions of Sections 8.1, 9.3, and 9.4 hereof, the Purchaser will indemnify and hold harmless each Seller in respect of any and all Damages resulting from or relating to any breach by the Purchaser of any representation, warranty, covenant, or agreement made by the Purchaser in this Agreement. Notwithstanding the foregoing, indemnification for Tax Losses shall be governed by Section 4.5 hereof.

      9.3   Limitations on Indemnification.

      (a) No claim by any person for indemnification under this Article IX (an "Indemnitee") against any person (an "Indemnifying Party"), which claim relates to a breach of a representation or warranty made in this Agreement may be made unless notice of such breach is given in accordance with this Article IX prior to the time the survival period for such representation or warranty expired.

      (b) No claim by the Purchaser under Section 9.1, or by the Sellers under
Section 9.2, for indemnification may be made unless and until the Purchaser or the Sellers, as the case may be, have incurred Damages in excess of $2,500,000 in the aggregate for the Purchaser or the Sellers, respectively, at which time, all amounts of Damages in excess of $2,500,000 may be claimed and recovered as provided in this Agreement; provided, however, that the foregoing limitation shall not apply to (i) Damages attributable to a breach by any Seller of any representation made by such Seller with respect to its title to the issued and outstanding shares of PLI Common Stock, the shares of capital stock of PLI's subsidiaries set forth in Section 2.2 of the Seller Disclosure Schedule and CPL Common Stock or (ii) intentional breaches of any covenant or agreement set forth in Article IV or Article V. The foregoing limitation contained in this Section 9.3(b) shall not in any way restrict or limit the right of any holder of a Purchaser Note to enforce payment of such Purchaser Note or the Standby L/C supporting such Purchaser Note. Notwithstanding the foregoing, (i) no party shall be required to pay indemnification hereunder for any individual Damages claim involving less than $5,000 and (ii) any claim for a breach of the representation contained in Section 2.3 hereof as the same relates to CP Real Estate shall be subject to a $100,000 indemnification deductible rather than the $2,500,000 level set forth above. In determining whether a representation or warranty made under Article II or Article III hereof has been breached and Damages suffered as a result, for purposes of this Article IX, such representation or warranty shall be deemed to exclude any exception thereto which refers to Company Material Adverse Effect (with respect to Article II) or Purchaser Material Adverse Effect (with respect to Article III).

      (c) Notwithstanding anything to the contrary contained in this Agreement, neither the Purchaser, on the one hand, nor the Sellers, on the other hand, will be liable under any circumstances for indemnification under Section 9.1 or
Section 9.2 hereof, respectively, in an aggregate amount in excess of $50,000,000; provided, however, that the foregoing limitation shall not apply to
(i) Damages attributable to a breach by any Seller of any representation made by such Seller with respect to its title to the issued and outstanding shares of PLI Common Stock, the shares of capital stock of PLI's subsidiaries set forth in
Section 2.2 of the Seller Disclosure Schedule and CPL Common Stock or (ii) intentional breaches of any covenant or agreement set forth in Article IV or
Article V. The foregoing limitation contained in this Section 9.3(c) shall not in any way restrict or limit the right of any holder of a Purchaser Note to enforce payment of such Purchaser Note or the Standby L/C supporting such Purchaser Note. As to amounts payable by the Sellers hereunder, the Sellers, at their election, may require the Purchaser, in lieu of receiving payment from the Sellers, to offset such amounts against the Purchaser's obligations under the Purchaser Notes to pay principal and/or interest (as specified by the Sellers).

      (d) If an Indemnitee recovers from any third party (including insurers) all or any part of any amount paid to it by an Indemnifying Party pursuant to
Section 9.1, Section 9.2 or Section 4.5 hereof, such Indemnitee will promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery, including any Taxes and net of any Tax Benefit resulting from such recovery and payment), but not in excess of any amount previously so paid by the Indemnifying Party. If an Indemnitee recovers from any third party (including insurers) any amount as to which indemnification may be claimed pursuant to
Section 9.1, Section 9.2 or Section 4.5 hereof, such Indemnitee will have no right to claim indemnification for such amount from the Indemnifying Party.

      (e) Subject to Section 4.5 hereof, the Indemnitee will prosecute diligently and in good faith any claim for indemnification with any applicable third party (including insurers) prior to collecting any indemnification payment pursuant to Section 9.1 or 9.2 hereof.

      9.4 Notice of Defense of Claims. Promptly after receipt of notice of any claim or Damages for which an Indemnitee seeks indemnification under this
Article IX, such Indemnitee shall give written notice thereof to the Indemnifying Party, but such notification shall not be a condition to indemnification hereunder except to the extent of actual prejudice to the Indemnifying Party. The notice shall state the information then available regarding the amount and nature of such claim or Damages and shall specify the provision or provisions of this Agreement under which the right to indemnification is asserted. If within 30 days after receiving such notice the Indemnifying Party gives written notice to the Indemnitee stating that it intends to defend against such claim or Damages at its own cost and expense, then defense of such matter, including selection of counsel (subject to the consent of the Indemnitee which consent shall not be unreasonably withheld), shall be by the Indemnifying Party and the Indemnitee shall make no payment in respect of such claim or Damages as long as the Indemnifying party is conducting a good faith and diligent defense. Notwithstanding the foregoing, the Indemnitee shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Indemnifying Party and the Indemnitee and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expenses of one separate counsel for the Indemnitee shall be paid by the Indemnifying Party. If no such notice of intent to dispute and defend is given by the Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, the Indemnitee shall, at the expense of the Indemnifying Party, undertake the defense of such claim or Damages with counsel selected by the Indemnitee, and shall have the right to compromise or settle the same exercising reasonable business judgment with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnitee shall make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense. Notwithstanding anything herein to the contrary, the Indemnifying Party shall have the right to settle all claims of third parties for which indemnification is payable hereunder without the consent of the Indemnitee so long as such settlement releases the Indemnitee from all liability for or in connection with such action and does not materially and adversely impair the ability of the Indemnitee to carry on its business and does not contain any admission of wrong doing on the part of the Indemnitee.


                                    ARTICLE X

                                     NOTICES

      10.1 Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered, telecopied or mailed, by certified mail, return receipt requested, first-class postage prepaid, to the parties at the following addresses:

      If to the Sellers, to:

            c/o Leucadia National Corporation
            315 Park Avenue South
            New York, New York  10010
            Attention: Joseph S. Steinberg, President
            Telephone: (212) 460-1900
            Telecopy: (212) 598-3245
      with a copy to:

            Weil, Gotshal & Manges LLP
            767 Fifth Avenue
            New York, New York  10153
            Attention: Stephen E. Jacobs, Esq.
            Telephone: (212) 310-8000
            Telecopy: (212) 310-8007

      If to the Purchaser, to:

            Conseco, Inc.
            11825 N. Pennsylvania Street
            Carmel, Indiana  46032
            Attention: General Counsel
            Telephone: (317) 817-6163
            Telecopy: (317) 817-6327


All notices and other communications required or permitted under this Agreement that are addressed as provided in this Article X will, if delivered personally, be deemed given upon delivery, will, if delivered by telecopy, be deemed delivered when confirmed and will, if delivered by mail in the manner described above, be deemed given on the third business day after the day it is deposited in a regular depository of the United States mail. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.


                                   ARTICLE XI

                                  MISCELLANEOUS

      11.1 Entire Agreement. Except for documents executed by the parties hereto pursuant to this Agreement and the Confidentiality Agreement, this Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement (including the exhibits hereto, the Seller Disclosure Schedule, the Purchaser Disclosure Schedule and other documents delivered in connection herewith) and the Confidentiality Agreement contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof. The parties agree that any item disclosed in any section of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as the case may be, shall be deemed to be disclosed for all purposes of this Agreement, notwithstanding the fact that such item was not disclosed in any other section of the


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Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as the case may
be.

      11.2 Expenses. Whether or not the transactions contemplated hereby are consummated, each of the Sellers and the Purchaser will pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

      11.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties.

      11.4 No Third Party Beneficiary. Except as otherwise provided herein, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

      11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      11.6 Amendments and Supplements. This Agreement may be amended or supplemented at any time by additional written agreements signed by the parties hereto.

      11.7 Assignment; Binding Effect. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns. The Purchaser may assign its interest in this Agreement to any direct or indirect subsidiary of the Purchaser that is designated by the Purchaser in writing to the Sellers at or before the Closing to purchase all or any portion of the CPL Common Stock or PLI Common Stock or to enter into the reinsurance contracts pursuant to this Agreement, which subsidiary specifically agrees to be bound by the terms and conditions of this Agreement or any such agreement; provided, that, notwithstanding any such assignment, the Purchaser shall be the maker of the Purchaser Notes and shall remain liable to perform all obligations required to be performed hereunder and thereunder and


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
provided, further, that no such assignment shall be made (a) if such assignment shall cause the Purchaser to fail to satisfy any applicable Law of any Insurance Regulator or other Governmental Entity or otherwise delay the consummation of the transactions contemplated hereby or (b) that would cause the Sellers to be unable to report gain, for income tax purposes, in respect of the sale of CPL, on the installment method under Section 453 of the Code.

      11.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

      11.9 Headings, Gender, etc. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "ARTICLE" or "Section" refer to the specified ARTICLE or Section of this Agreement; (e) the term "party" means, on the one hand, the Purchaser, and on the other hand, the Sellers, Leucadia Financial, Intramerica, CPF and CPI; (f) the phrase "in the ordinary course of business and consistent with past practice" refers to the business, operations, affairs, and practice of the Companies consistent with past practices of such business, operations, and affairs; (g) the phrase "to the knowledge of the Sellers" and similar phrases mean the actual knowledge of the Directors of Leucadia or CP Holdings, the Chairman, the President, any Executive or Senior Vice President, the Treasurer or any Vice President of Leucadia or CP Holdings, or the Directors, the Chairman, the President, any Executive or Senior Vice President, any Vice President, the General Counsel, the Treasurer, or any legal compliance officer of CPL or PLI; (h) the phrase "to the knowledge of Purchaser" and similar phrases mean the knowledge of the Directors, the Chairman, the President, any Executive or Senior Vice President, the General Counsel, Treasurer or any Vice President of the Purchaser; (i) the term "person" shall include any natural person, corporation, limited liability company, general partnership, limited partnership, or other entity, enterprise, authority or business organization; and


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(j) all references to "dollars" or "$" refer to currency of the
United States of America.

      11.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of the Sellers, the Companies or the Purchaser under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

      11.11 Revisions to Certain Exhibits. Notwithstanding anything herein to the contrary, documents attached hereto as exhibits referenced in Sections 4.7 and 4.8 hereof shall be entered into substantially in the form as attached hereto, with such changes thereto as any party thereto may reasonably request to effectuate the transactions described in this Agreement in accordance with customary practices.


                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Purchaser and the Sellers, effective as of the date first written above.

                                  CONSECO, INC.

                              By: /s/ ROLLIN M. DICK
                                 ---------------------------------
                                     Name: Rollin M. Dick
                                     Title: Executive Vice President


                              LEUCADIA NATIONAL CORPORATION

                              By: /s/ THOMAS E. MARA
                                 ---------------------------------
                                     Name: Thomas E. Mara
                                     Title: Executive Vice President


                              LEUCADIA FINANCIAL CORPORATION

                              By: /s/ THOMAS E. MARA
                                 ---------------------------------
                                     Name: Thomas E. Mara
                                     Title: Executive Vice President


                              COLONIAL PENN HOLDINGS INC.

                              By: /s/ LINDA M. DELANEY
                                 ---------------------------------
                                     Name: Linda M. Delaney
                                     Title: President


                              INTRAMERICA LIFE INSURANCE COMPANY

                              By: /s/ GREGORY R. BARSTEAD
                                 ---------------------------------
                                     Name: Gregory R. Barstead
                                     Title: President





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

                              CHARTER NATIONAL LIFE INSURANCE COMPANY

                              By: /s/ GREGORY R. BARSTEAD
                                 ---------------------------------
                                     Name: Gregory R. Barstead
                                     Title: President


                              COLONIAL PENN GROUP, INC.

                              By: /s/ LINDA M. DELANEY
                                 ---------------------------------
                                     Name: Linda M. Delaney
                                     Title: President


                              COLONIAL PENN FRANKLIN INSURANCE COMPANY

                              By: /s/ HENRY H. WULSIN
                                 ---------------------------------
                                     Name: Henry H. Wulsin
                                     Title: President



                              COLONIAL PENN INSURANCE COMPANY

                              By: /s/ HENRY H. WULSIN
                                 ---------------------------------
                                     Name: Henry H. Wulsin
                                     Title: President



Solely with respect to the provisions
of Sections 4.5(b) and 4.11 hereof:

COLONIAL PENN LIFE INSURANCE COMPANY

By:  /s/ GREGORY R. BARSTEAD
     ---------------------------------
      Name: Gregory R. Barstead
      Title: President





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